Exhibit 5.1

Hildja Saastamoinen

7620 Old Georgetown Road, #826

Bethesda, MD 20814

January 18, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D. C. 20549

Gentlemen:

Re: Rodon, Inc. (the “Company”)

I have acted as special counsel for the Company for the limited purpose of rendering this opinion in connection with the registration (pursuant to the Registration Statement) of 2,250,000 shares (the "Shares") of the common stock, par value $0.001 per share, of the Company.  I was not engaged to prepare and I have not prepared, any portion of the Registration Statement.  I express no opinion as to the accuracy or adequacy of the disclosure contained in the Registration Statement, and I hereby disclaim any responsibility for the content of the Registration Statement.

In my capacity as special counsel to the Company, I have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company, and other documents I have deemed relevant and necessary as a basis for the opinion hereinafter expressed.  In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on my examination mentioned above, I am of the opinion that, under applicable law of the

State of Nevada (including statutory, regulatory and case law), the Shares were duly authorized by all necessary corporate action on the part of the Company, currently validly issued fully-paid and non-assessable when sold after the effectiveness of the Registration Statement.

I consent to filing this opinion as an exhibit to the Registration statement and also consent to the reference of my name in the prospectus which forms a part of the Registration Statement.  In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Hildja Saastamoinen

Hildja Saastamoinen, Esq.